Exhibit 99.1
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

	§	Chapter 11
§
In re:	§
	§	Case No. 10-12653
TRICO MARINE SERVICES, INC., et al.,	§
§
Debtors.[1]	§	(Jointly Administered)

ORDER CONFIRMING DEBTORS’ SECOND AMENDED JOINT PLAN
OF LIQUIDATION PURSUANT TO CHAPTER 11 OF
THE BANKRUPTCY CODE

     Trico Marine Services, Inc. and certain of its affiliates, as debtors and debtors in possession (collectively, the “Debtors”) having:2
a.	on August 25, 2010 (the “Petition Date”), commenced chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, §§ 101 — 1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
b.	continued to operate their businesses and manage their property as debtors in possession pursuant to §§ 1107(a) and 1108 of the Bankruptcy Code;
c.	filed, on February 25, 2011, the Debtors’ Joint Plan of Liquidation and the Debtors’ Disclosure Statement for Debtors’ Joint Plan of Liquidation [Docket Nos. 975 and 976, respectively], which plan and related documents were subsequently amended from time to time;
d.	filed, on May 25, 2011, the Debtors’ Second Amended Joint Plan of Liquidation [Docket No. 1183] (as the same may have been subsequently modified, supplemented and amended, the “Plan”) and the Debtors’ Disclosure Statement for Second Amended Joint Plan of Liquidation (the “Disclosure Statement”) [Docket No. 1297];

[1]	For purposes of the Plan, the Debtors are: (1) Trico Marine Assets, Inc. (“TMA”), (2) Trico Marine Operators, Inc. (“TMO”), (3) Trico Marine International, Inc. (“TMI”), and (4) TMS. Trico Holdco, LLC (“Trico Holdco”) and Trico Marine Cayman, LP (“TMC”) also filed for chapter 11 protection concurrently with the Debtors. However, as described in further detail in Section 4.02 hereof, the Plan does not contemplate the liquidation of Trico Holdco or TMC under the Plan.

[2]	Unless otherwise noted, capitalized terms not defined in the Order Confirming Debtors’ Second Amended Joint Plan of Liquidation (the “Confirmation Order”), shall have the meanings ascribed to them in the Plan (as the same may have been subsequently modified, supplemented and amended, the “Plan”). The rules of interpretation set forth in Section 1.01 of the Plan shall apply to the Confirmation Order.

e.	distributed solicitation materials beginning on or about June 2, 2011, consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Order Approving Debtors’ Motion For Order Motion to Approve Order Under Bankruptcy Code Sections 105, 502, 1125 and 1126, Bankruptcy Rules 2002, 3003, 3017, 3018, 3020 and 9007 and Local Bankruptcy Rule 3017-1 RE: (I) Disclosure Statement; (II) Voting Deadlines; (III) Confirmation Related Dates and Notices; and (IV) Solicitation Procedures [Docket No. 1286] (the “Solicitation Procedures Order”) entered on May 25, 2011, as evidenced by the Declaration of Mailing of Patrick J. Ryan of Solicitation Materials [Docket No. 1315] (the “Epiq Affidavit”);
f.	filed, on June 24, 2011, the Debtors’ Memorandum In Support of Confirmation of the Debtors’ Second Amended Joint Plan of Liquidation Dated May 25, 2011 [Docket No. 1356] (the “Plan Confirmation Brief”);
g.	filed the various exhibits to the Plan, with each exhibit having been filed as of July 8, 2011;
h.	filed, on July 13, 2011, the Declaration of Stephenie Kjontvedt on Behalf of Epiq Bankruptcy Solutions, LLC, Regarding Voting and Tabulation of Ballots Accepting and Rejecting the Amended Plan of Liquidation [Docket No. 1420] (the “Voting Certification”) detailing the results of the Plan voting process;
i.	filed, on July 16, 2011, the Debtors’ Omnibus Reply to Objections to Confirmation of the Debtors’ Second Amended Joint Plan of Liquidation [Docket No. 1434] (the “Reply Brief”); and
j.	filed, on July 26, 2011, the Declaration of John R. Castellano in Support of Confirmation of the Debtors’ Second Amended Joint Plan of Liquidation [Docket No. 1477] (the “Castellano Declaration”).
This Court having:
a.	entered the Solicitation Procedures Order on May 25, 2011;
b.	set July 28, 2011 at 9:00 a.m., prevailing Eastern Time, as the date and time for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) pursuant to Bankruptcy Rules 3017 and 3018 and §§ 1126, 1128 and 1129 of the Bankruptcy Code;
c.	reviewed the Plan, Disclosure Statement, the Plan Confirmation Brief, the Reply Brief, the Voting Certification and all filed pleadings, exhibits, statements and comments regarding Confirmation, including all objections, statements and reservations of rights relating thereto;
d.	heard the statements, arguments and objections made by counsel in respect of Confirmation;
e.	considered all oral representations, testimony, documents, filings and other evidence regarding Confirmation;
f.	overruled any and all objections to the Plan and Confirmation thereof and all statements and reservations of rights not consensually resolved or withdrawn, unless otherwise indicated; and

g.	taken judicial notice of the papers and pleadings filed in the Chapter 11 Cases.
     NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Confirmation Hearing and the opportunity for any party-in-interest to object to Confirmation have been adequate and appropriate under the circumstances as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and no other or further notice is necessary or required, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:
FINDINGS OF FACT AND CONCLUSIONS OF LAW
A. Jurisdiction; Venue; Core Proceeding.
     1. The Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Venue in the Bankruptcy Court was and is proper under 28 U.S.C. §§ 1408 and 1409. Each of the Debtors was and is an entity eligible for relief under Bankruptcy Code § 109. Confirmation of the Plan constitutes a core proceeding under 28 U.S.C. § 157(b)(2), and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.
B. Commencement and Joint Administration of the Chapter 11 Cases.
     2. Beginning on the Petition Date, each of the above-captioned Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Bankruptcy Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to §§ 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

C. Appointment of Creditors’ Committee.
     3. On September 8, 2010, the Office of the United States Trustee for the District of Delaware (the “United States Trustee”) appointed the Creditors’ Committee pursuant to § 1102 of the Bankruptcy Code.
D. Judicial Notice.
     4. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and all related adversary proceedings and appeals maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the applicable court during the pendency of the Chapter 11 Cases. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All unresolved objections, statements and reservations of rights are expressly overruled on the merits.
E. Burden of Proof.
     5. The Debtors, as proponents of the Plan, have met their burden of proving the elements of §§ 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.
F. Notice, Solicitation and Acceptance.
     6. Solicitation Procedures Order. On May 25, 2011, the Bankruptcy Court entered the Solicitation Procedures Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of § 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (b) fixed May 23, 2011 as the Voting Record Date (as defined in the Solicitation Procedures Order), (c) fixed July 8, 2011 as the Voting Deadline for voting to accept or reject the Plan, (d) fixed July 8, 2011, as the deadline for objecting to the Plan, (e) fixed July 28, 2011 at 9:00 a.m. prevailing Eastern Time as the date and time for the commencement of the Confirmation Hearing and (f) approved the form and method of notice of the Confirmation Hearing set forth therein. The Debtors made appropriate minor modifications to the Disclosure Statement on the eve of solicitation reflecting the assertion of certain Claims by Tennenbaum Capital Partners LP. See Notice of Filing of Solicitation Version of Debtors’ Second Amended Disclosure Statement [Docket No. 1297].
     7. Service of Solicitation Materials and Notices. As evidenced by the Epiq Affidavit, the record in the Chapter 11 Cases, and the certificates and affidavits of service filed with the Bankruptcy Court, due, adequate and sufficient notice of the Disclosure Statement, Plan, Plan Supplement and all exhibits thereto, together with all deadlines for voting on or objecting to the Plan, has been given to: (a) all Holders of Claims entitled to vote on the Plan, (b) parties that requested notice in accordance with Bankruptcy Rule 2002, (c) all counterparties to unexpired leases and executory contracts with the Debtors and (d) all taxing authorities holding Claims against the Debtors, each in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rules 2002(b), 3017 and 3020(b). No other or further notice is or shall be required under the circumstances.
     8. Adequate and Sufficient Notice of Confirmation Hearing. In accordance with Bankruptcy Rules 2002, 3018, 3019, 6004, 6006, 9007 and 9014, and the Solicitation Procedures Order, adequate and sufficient notice of (a) the time for filing objections to Confirmation of the Plan and the settlements, compromises, releases, exculpations and other provisions contained therein and contemplated thereby, (b) the Confirmation Hearing as it may be continued from time to time and (c) the assumption of executory contracts and unexpired leases set forth in the Assumed Contract Schedule (as may be supplemented, amended and modified in accordance with the Plan) (collectively, the “Assumed Contracts”) and related Cure Amounts was provided to all Holders of Claims and Interests, counterparties to the Assumed Contracts, counterparties to contracts being rejected by the Plan, and other parties in interest entitled to receive such notice under the Bankruptcy Code and the Bankruptcy Rules. No other or further notice of the Confirmation Hearing or Confirmation of the Plan is necessary or required under the circumstances.
     9. Bankruptcy Code § 1125(e) — Good Faith Solicitation. Based on the record, the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee, the 3% Unsecured Debentures Indenture

Trustee and their respective directors, officers, employees, managers, members, attorneys, affiliates, agents and professionals (including but not limited to their attorneys, financial advisors, investment bankers, accountants, solicitation agents and other professionals that have been retained by such parties) have acted in “good faith” within the meaning of Bankruptcy Code § 1125(e) and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures Order and applicable non-bankruptcy law in connection with any or all of their respective activities relating to (x) the tabulations and solicitation of acceptances or rejections of the Plan and (y) their participation in the other activities described in Bankruptcy Code § 1125, and thus are entitled to the protections afforded by Bankruptcy Code § 1125(e) and the exculpation, limitation of liability, injunction and release provisions as set forth in Sections 12.06, 12.07, 12.08 and 12.09 of the Plan. The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents did not solicit the acceptance or rejection of the Plan by any Holders of Claims prior to the approval and transmission of the Disclosure Statement. Votes to accept or reject the Plan were only solicited by the Debtors and their agents, with the support of the Creditors’ Committee, the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee, after disclosure to Holders of Claims of adequate information as defined in § 1125(a) of the Bankruptcy Code as found in the Disclosure Statement and the Solicitation Procedures Order. In addition, all procedures used to distribute solicitation packages to Holders of Claims were fair, and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and all other applicable rules, laws and regulations. Such transmittal and service were adequate and sufficient, and no further notice is or shall be required under the circumstances. In addition, Holders of Claims or Interests in Classes that were not entitled to vote to accept or reject the Plan were provided with certain non-voting materials approved by the Bankruptcy Court in compliance with the Solicitation Procedures Order. The Debtors were excused from mailing solicitation materials to those parties to whom the Debtors mailed a notice regarding the hearing on the Disclosure Statement and received a notice from the United States Postal Service or other carrier that such notice was undeliverable. If a party changed its mailing address after the Petition Date, the burden was on such party, not the Debtors, to advise the Solicitation Agent of the new address.
     10. In addition, the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee, the 3% Unsecured Debentures Indenture Trustee and their respective officers, directors, employees, members, advisors, attorneys and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance and Distribution of recoveries under the Plan and, therefore, are not, and on account of such Distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or Distributions made consistent with and pursuant to the Plan.
     11. Based upon a review of the record, the Court finds that each of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee, diligently and in good faith, pursued all claims, rights, and remedies that might be available, participated in negotiations, discharged their duties and obligations pursuant to the 8.125% Notes Indenture and the 3% Unsecured Debentures Indenture, respectively, and otherwise conducted themselves with respect to all matters in any way related to (a) the 8.125% Notes and the 3% Unsecured Debentures, respectively, (b) the 8.125% Notes Indenture and the 3% Unsecured Debentures Indenture, respectively, and (c) the Holders of the 8.125% Notes and the Holders of the 3% Unsecured Debentures, respectively, with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Accordingly, the Court finds that each of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee have discharged their duties fully in accordance with the 8.125% Notes Indenture and the 3% Unsecured Debentures Indenture, respectively.
     12. Voting Certification. Prior to the Confirmation Hearing, the Debtors filed the Voting Certification. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and all other applicable rules, laws and regulations.

G. Bankruptcy Rule 3016.
     13. The Plan is dated and identifies the parties submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).
H. Compliance with Bankruptcy Code § 1129.
     14. Bankruptcy Code § 1129(a)(1) — Compliance with Bankruptcy Code. As set forth in further detail below, the Plan complies with all applicable provisions of the Bankruptcy Code, including §§ 1122 and 1123, thereby satisfying Bankruptcy Code § 1129(a)(1).
     15. Bankruptcy Code § 1122 — Proper Classification. The Plan complies with the classification requirements of Bankruptcy Code § 1122. All Claims and Interests within each Class under the Plan are substantially similar and are afforded equal and reasonable treatment, unless the Holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. The Plan designates seven Classes of Claims and two Classes of Interests. Valid business, legal and factual reasons exist for the separate classification of each of the classes of Claims and Interests based upon differences in the legal nature or priority of such Claims and Interests or to further other legitimate and lawful objectives, the classifications were not done for any improper purpose and the creation of such Classes does not unfairly discriminate or gerrymander between or among Holders of Claims or Interests.
     16. Bankruptcy Code § 1123(a) — Contents of a Plan. In accordance with Bankruptcy Code § 1123(a), the Plan:
(a)	designates Classes of Claims and Interests, other than Claims of a kind specified in Bankruptcy Code § 507(a)(2), § 507(a)(3) or § 507(a)(8);
(b)	specifies Classes of Claims and Interests that are not Impaired under the Plan;
(c)	specifies the treatment of Classes of Claims and Interests that are Impaired under the Plan;
(d)	provides the same treatment for each Claim or Interest of a particular Class, unless the Holder of a particular Claim or Interest agrees to less favorable treatment of their respective Claim or Interest;

(e)	provides for adequate means for the Plan’s implementation, including (i) the substantive consolidation for voting and distribution purposes of the Estates, (ii) the continued corporate existence of the Debtors, (iii) the appointment of the Plan Administrator and the Plan Advisory Committee, (iv) the issuance of the New TMS Equity Interest to the Plan Administrator, and (v) the execution, delivery, filing and/or recording of all contracts, instruments, releases and other agreements and/or documents related to the foregoing;
(f)	does not contemplate the issuance of any nonvoting equity securities in accordance with § 1123(a)(6); and
(g)	contains only provisions that are consistent with the interests of Holders of Claims and Interests and with public policy with respect to the manner of selection of the Plan Administrator (who shall act as the sole officer and director of the Liquidating Debtors) and the Plan Advisory Committee on and after the Effective Date.
     Moreover, the Liquidating Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. The relief provided in the Plan is fair and necessary for the orderly implementation of the Plan and the administration of the Estates. Therefore, the Plan satisfies the requirements of Bankruptcy Code § 1123(a).
     17. Bankruptcy Code § 1123(b) — Discretionary Contents. The Plan contains various provisions that may be construed as discretionary, but are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with § 1123(b) of the Bankruptcy Code and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code. Thus, § 1123(b) of the Bankruptcy Code is satisfied.
           (a) Section 1123(b)(1)-(2)—Claims and Executory Contracts.
     18. Pursuant to §§ 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, respectively, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In addition, Article VI of the Plan provides for the assumption or rejection of executory contracts and unexpired leases pursuant to § 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court; provided, however, that subject to the limitations set forth in the Plan, the Debtors shall be authorized to amend, modify or supplement the Assumed Contract Schedule at any time up to the Effective Date in accordance with Section 6.01 of the Plan. Subject to the occurrence of the Effective

Date, the assumption of the Assumed Contracts and rejection of other executory contracts and unexpired leases pursuant to the Plan and this Confirmation Order are reasonable exercises of the Debtors’ business judgment and are in the best interests of the Debtors, their Estates and Creditors.
(b)	Section 1123(b)(3)—Release, Exculpation, Injunction, Discharge, Settlement and Preservation of Claims Provisions
     19. Plan Premised Upon Global Settlement. The Plan is premised upon a global settlement of numerous disputes and issues between and among the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee on behalf of its Holders and the 3% Unsecured Debentures Indenture Trustee on behalf of its Holders, and is the result of extensive, good faith, arm’s length negotiations among these parties, and further, reflects the culmination of the substantial efforts and input of each representative group.
     20. Pursuant to Bankruptcy Code § 363 and Bankruptcy Rule 9019, in consideration for, among other things, the proposed classification of Claims and Interests under the Plan, the Distributions to the Holders of 8.125% Notes Secured Claims, Qualified Investor Claims, General Unsecured Claims and 8.125% Notes Deficiency Claims and other benefits provided under the Plan, including the proportional Distributions of the remaining assets of the Liquidating Debtors as set forth in the Plan, the creation and funding of the General Unsecured Claims Fund, the satisfaction of the Administrative Claims of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee for fees and expenses, and the releases, injunctions and exculpatory provisions set forth the Plan at Sections 12.06 through 12.09, the Plan constitutes a settlement of the following disputes and controversies, among others: (a) the extent and validity of the 8.125% Notes Secured Claims, (b) the extent and validity of the Liens, Claims and security interests, if any, of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on the EMSL Proceeds, (c) the allocation of the proceeds of the Holdco / Opco Settlement among the chapter 5 claims and Holdco / Opco Intercompany Claims that were compromised and settled in connection therewith, and the resultant Liens, Claims and security interests of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes, if any, that would attach thereto based on such allocation, (d) the breadth and comprehensiveness of the release and exculpatory provisions contemplated by the Plan, (e) the appropriate classification of the various Claims and Interests under the Plan, (f) the appropriate Distribution of the remaining assets of the Liquidating Debtors to the various Holders of Claims and Interests, and (g) the timing and priority of such Distributions under the Plan. The settlement embodied by the Plan is intended to effectuate the waiver and release of any and all asserted and/or Allowed Superpriority Administrative Claims and asserted and/or Allowed Secured Claims of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on account of the 8.125% Notes in exchange for the treatment afforded to the Allowed Claims of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on account of the 8.125% Notes as set forth in the Plan. The settlement is intended to and does constitute a full, final and complete good-faith compromise and settlement of all disputes and controversies between the relevant parties to this matter including the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee on behalf of its Holders and the 3% Unsecured Debentures Indenture Trustee on behalf of its Holders.
     21. The Global Settlement, as an Integrated Whole, Reasonably Resolves Numerous, Complex Disputes and Maximizes the Value of the Debtors’ Estates. After due investigation and analysis, the Debtors concluded that, based upon the expense, delay, uncertainty, risk and concomitant disruption to the Debtors’ ability to make Distributions to their Creditors associated with litigating the various disputes between the parties, it is in the best interest of the Debtors’ Creditors and Estates to resolve the disputes and related matters on the terms set forth in the settlement that is outlined in the Plan. The settlement is made in exchange for consideration, is within the range of possible litigation outcomes and is an integral element of the Plan. For the reasons set forth on the record at the Confirmation Hearing and described herein, this Bankruptcy Court agrees and so finds that, as demonstrated by the Castellano Declaration, the memoranda submitted by the parties, the arguments of counsel, and the record established at the Confirmation Hearing, each of the factors to be considered in determining whether to approve a settlement pursuant to Bankruptcy Rule 9019 have been satisfied—probability of success, difficulties in collection (if applicable), the complexity, expense and delay of continued litigation, and the paramount interests of Creditors—and weigh in favor of resolution of the parties’ disputes on the terms set forth in the Plan. In addition, the evidence presented at the Confirmation Hearing establishes that sound business justifications exist for the Debtors to consummate the settlement and for the terms and conditions of the Plan to be binding on the Debtors and their Estates. Specifically, as demonstrated by the Castellano Declaration, the memoranda submitted by the parties, arguments of counsel and the record established at the Confirmation Hearing, the settlement (a) represents a consensual, global and immediate resolution of the complex disputes among the parties, and the value afforded by the global settlement far outweighs its cost, (b) is an essential element and means of implementation of the Plan pursuant to § 1123(a)(5) of the Bankruptcy Code, and (c) confers material benefit on, and is in the best interests of the Debtors, their Estates and Creditors. The failure to approve the settlement would prevent or at least seriously impair the Debtors’ ability to confirm the Plan. Accordingly, the Debtors have met their burden of proving that the settlement is a sound exercise of the Debtor’s business judgment, is fair, reasonable and in the best interests of the Debtors, their Estates and Creditors, and that approval of the settlement is warranted.
     22. In addition, the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any Distribution to be made on account of such Allowed Claim or Interest, and shall include a settlement of all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors.
     23. Except as expressly provided in the Plan, Confirmation shall not in any manner alter or amend any settlement and compromise between the Debtors and any Person that has been previously approved by the Bankruptcy Court, including, without limitation, the Holdco / Opco Settlement. Except as expressly provided in the Plan, to the extent of any conflict between the terms of the Plan and the terms of any prior settlement, the terms of the prior settlement shall control and such prior settlement shall be enforceable according to its terms.
     24. Releases, Exculpation, and Injunction. The Bankruptcy Court has jurisdiction under §§ 1334(a) and (b) of Title 28 of the United States Code and §§ 105, 524, and 1141 of the Bankruptcy Code to approve the releases of the Protected Parties, which are set forth in Section 12.08 and 12.09 of the Plan, the exculpations contained in Section 12.06 of the Plan, and the injunction set forth in Section 12.07 of the Plan. The releases and discharges of Causes of Action by the Debtors described in Section 12.08 of the Plan pursuant to § 1123(b) of the Bankruptcy Code constitute good faith compromises and settlements of the matters covered thereby, are an integral part of the Plan and represent a valid exercise of the Debtors’ business judgment. Pursuing any such claims against the Protected Parties who would likely have related Claims against the Debtors is not in the best interests of the Debtors’ Estates and Creditors as the costs involved likely would outweigh any potential benefit from pursuing such claims. Moreover, the Debtors believe that no legitimate claims against the Protected Parties exist. The failure to obtain approval of and effect the release, injunction, exculpation and discharge provisions of the Plan would seriously impair the Debtors’ ability to confirm the Plan. The injunction provisions set forth in Section 12.07 of the Plan are necessary to preserve and enforce the releases granted by the Plan in Section 12.09 and are narrowly tailored to achieve that purpose. The exculpation provisions set forth in Section 12.06 of the Plan are appropriately tailored to protect the parties identified in such section from inappropriate litigation and do not relieve any party of liability for an act or omission to the extent such act or omission is determined by a Final Order to have constituted gross negligence or willful misconduct.
     25. Thus, each of the release, injunction, exculpation and discharge provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d); (b) is an essential means of implementing the Plan pursuant to § 1123(a)(5) of the Bankruptcy Code; (c) is an integral element of the settlements and transactions incorporated into the Plan; (d) is fair, equitable and reasonable; (e) confer substantial benefits on, and are in the best interests of, the Debtors’ Estates and Creditors by, among other things, avoiding the cost, expense, and uncertainty of litigation over various claims asserted by parties in interest being resolved by the settlement; (f) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors and their organization, capitalization, operation and liquidation; and (g) is consistent with §§ 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the release, injunction, exculpation and discharge provisions contained in Article XII of the Plan and demonstrate that they are consistent with the Bankruptcy Code and applicable law. Each of the Protected Parties made a material contribution to the Bankruptcy Proceedings by foregoing certain rights, or by negotiating, implementing, and in some cases, contributing to the funding of the Plan and the Chapter 11 Cases.
     26. Preservation of Causes of Action. Section 4.15 of the Plan appropriately provides for the preservation by the Debtors, the Liquidating Debtors and the Plan Administrator, as applicable, of the Causes of Action in accordance with § 1123(b) of the Bankruptcy Code. The provisions regarding preservation of the Causes of Action in the Plan are specific and unequivocal, appropriate and are in the best interests of the Debtors, their Estates and Creditors.
     27. Transfers by Debtors; Vesting of Assets. Except as provided in the Plan, pursuant to §§ 1141(b) and (c) of the Bankruptcy Code, as of the Effective Date, all property of the Debtors being liquidated under the Plan shall vest in the applicable Liquidating Debtor free and clear of all Claims, Liens, encumbrances and other Interests. From and after the Effective Date, the Plan Administrator and the Liquidating Debtors, as applicable, may operate (or liquidate and wind up) their businesses and use, acquire and dispose of property and assets of any nature and settle and compromise claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable non-bankruptcy law. The vesting of the property in the Liquidating Debtors, on the Effective

Date, in accordance with the Plan is reasonable and necessary and done in accordance with applicable state law and applicable provisions of the Bankruptcy Code, including Bankruptcy Code § 1123(b).
     28. Bankruptcy Code § 1129(a)(2). In accordance with Bankruptcy Code § 1129(a)(2), the Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code. The Debtors are proper debtors under Bankruptcy Code § 109. The Debtors have complied with the applicable provisions of the Bankruptcy Code (including Bankruptcy Code §§ 1122, 1123, 1124, 1125, 1126 and 1128), the Bankruptcy Rules (including Bankruptcy Rules 3017 3018 and 3019), the Local Rules and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement, the Ballots and all related documents and notices, and in soliciting and tabulating votes on the Plan.
     29. Bankruptcy Code § 1129(a)(3) — Proposal of Plan in Good Faith. In accordance with Bankruptcy Code § 1129(a)(3), the Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan is a product of extensive arm’s-length negotiations among the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee, the 3% Unsecured Debentures Indenture Trustee and other parties in interest, as well as their respective legal and financial advisors, without collusion, and reflects the best interests of the Debtors’ Estates. The Plan itself, and the process leading to its formulation, provide independent evidence of the Debtors’ good faith, serve the public interest and assure fair treatment of Holders of Claims and Interests. The Court finds and concludes that the Plan was proposed for the legitimate and honest purpose of liquidating the Debtors’ Estates and maximizing the recoveries available to Holders of Claims against the Debtors.
     30. Bankruptcy Code § 1129(a)(4) — Payment for Services or Costs and Expenses. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors to their professionals and other parties in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with § 1129(a)(4) of the Bankruptcy Code and other relevant provisions of the Bankruptcy Code. Any payments made by the Debtors before Confirmation are reasonable and have been adequately disclosed.
     31. Bankruptcy Code § 1129(a)(5) — Directors, Officers and Insiders. The Debtors have complied with Bankruptcy Code § 1129(a)(5). The Persons that must be identified pursuant to Bankruptcy Code § 1129(a)(5) have been identified in the Disclosure Statement, the Plan and exhibits filed in connection therewith. The Plan Administrator shall serve as the sole officer and director or manager, as applicable, of each of the Liquidating Debtors. The Plan Administrator has been selected in accordance with the terms of the Plan, and is not an insider of the Debtors. The selection of the Plan Administrator and the provisions of the Plan in connection therewith are consistent with the interests of Claim and Interest Holders and with public policy, thereby satisfying Bankruptcy Code § 1129(a)(5).
     32. Bankruptcy Code § 1129(a)(6) — No Rate Changes. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval, therefore § 1129(a)(6) of the Bankruptcy Code is satisfied.
     33. Bankruptcy Code § 1129(a)(7) — Best Interests of Creditors. The liquidation analysis included within the Plan establishes that, with respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has voted to accept the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Thus, the Plan satisfies the “best interests of creditors test” set forth in § 1129(a)(7) of the Bankruptcy Code.
     34. Bankruptcy Code § 1129(a)(8) — Acceptance or Rejection of Certain Classes. Classes 2, 3 and 8 are not Impaired and thus are deemed to have accepted the Plan. Classes 1, 4, and 6 are Impaired and those Classes have accepted the Plan in accordance with Bankruptcy Code § 1126(c). Class 5 is

Impaired and has voted to reject the Plan. Classes 7 and 9 (together with Class 5, the “Rejecting Classes”) are Impaired, and the Holders of Claims and Interests are not entitled to receive or retain any property under the Plan and thus are deemed to have rejected the Plan. As discussed more fully below, the Debtors have met the “cramdown” requirement set forth in § 1129(b) of the Bankrutpcy Code with respect to the Rejecting Classes necessary to obtain Confirmation of the Plan.
     35. Bankruptcy Code § 1129(a)(9) — Treatment of Administrative, Priority and Tax Claims.The Plan’s treatment of Claims of a kind specified in Bankruptcy Code §§ 507(a)(1) through (8) satisfies the requirements set forth in Bankruptcy Code § 1129(a)(9).
     36. Bankruptcy Code § 1129(a)(10) — Acceptance by Impaired Class. As indicated in the Voting Certification, in accordance with Bankruptcy Code § 1129(a)(10), at least one Class of Claims that is Impaired under the Plan has voted to accept the Plan, without including acceptances of the Plan by any insider. Classes 1, 4 and 6 are each Impaired and have voted to accept the Plan. The Plan therefore complies with Bankruptcy Code § 1129(a)(10).
     37. Bankruptcy Code § 1129(a)(11) — Feasibility of the Plan. The evidence proffered or adduced at the Confirmation Hearing with respect to feasibility (a) is persuasive, credible and accurate as of the dates such analysis was prepared, presented or proffered, (b) utilizes reasonable and appropriate methodologies and assumptions, (c) has not been controverted by other evidence, and (d) establishes that the Liquidating Debtors will have sufficient assets available to meet their obligations under the Plan. Further, as the Plan and the Plan Administrator Agreement contemplate the liquidation of all of the Debtors’ remaining assets, Confirmation cannot be followed by any liquidation in addition to that prescribed by the Plan or the Plan Administrator Agreement, nor would Confirmation be followed by the need for further financial reorganization. Thus, the Plan satisfies the requirements of Bankruptcy Code § 1129(a)(11).
     38. Bankruptcy Code § 1129(a)(12) — Payment of Fees. In accordance with Bankruptcy Code § 1129(a)(12), to the extent that fees payable to the United States Trustee under 28 U.S.C. § 1930(a)(6) as determined by the Bankruptcy Court at a hearing pursuant to § 1128 of the Bankruptcy

Code have not been paid, the Plan provides for the payment of all such fees on the Effective Date of the Plan and as they come due after the Effective Date until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.
     39. Inapplicability of Bankruptcy Code §§ 1129(a)(13) — (16). Bankruptcy Code § 1129(a)(13) is not applicable because the Debtors do not have any retiree benefit plans, as that term is defined in § 1114 of the Bankruptcy Code. Bankruptcy Code § 1129(a)(14) is not applicable because the Debtors do not owe domestic support obligations. Bankruptcy Code § 1129(a)(15) is not applicable because the Debtors are not an “individual.” Finally, Bankruptcy Code § 1129(a)(16) is not applicable because the Debtors are not a nonprofit corporation or trust.
     40. Bankruptcy Code § 1129(b) — No Unfair Discrimination; Fair and Equitable. Notwithstanding the fact that the Rejecting Classes have voted not to accept the Plan, the Plan may be confirmed pursuant to § 1129(b)(1) of the Bankruptcy Code because: (a) the Impaired accepting Classes have voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes. Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy § 1129(a)(8) of the Bankruptcy Code. After entry of the Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.
     41. The Plan does not unfairly discriminate because members within each Class are treated similarly. Accordingly, the Plan does not discriminate unfairly in respect to the Rejecting Classes or any other Class of Claims or Interests, as required by Bankruptcy Code § 1129(b)(1) and (2). The Plan is also fair and equitable with respect to the Rejecting Classes. Any disparate treatment between the Holders of Claims in different Classes is based on valid and legitimate differences in the priority of each such Class in accordance with the applicable provisions of the Bankruptcy Code. No Holders of Claims or Interests junior to the Claims and Interests in Classes 5, 7, and 9 will receive or retain any property on account of their Claims and Interests, and no Holders of Claims or Interests senior to the Claims and Interests in Classes 5, 7 and 9 are receiving more than full payment on account of the Claims and Interests in such

Classes. Therefore the Plan is fair and equitable, does not discriminate unfairly and satisfies the requirements of § 1129(b).
     42. Bankruptcy Code § 1129(c) — Only One Plan. Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases. Accordingly, the requirements of § 1129(c) of the Bankruptcy Code have been satisfied.
     43. Bankruptcy Code § 1129(d) — Principal Purpose. No governmental unit has requested that the Bankruptcy Court deny confirmation of the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of § 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of § 1129(d) of the Bankruptcy Code.
     44. Bankruptcy Code § 1129(e) — Not Small Business Cases. None of the Chapter 11 Cases are a “small business case,” as that term is defined the Bankruptcy Code, and accordingly, § 1129(e) of the Bankruptcy Code is inapplicable.
I. Satisfaction of Confirmation Requirements.
     45. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in § 1129 of the Bankruptcy Code.
J. Plan Administrator Agreement.
     46. The Plan Administrator Agreement is an essential element of the Plan and entry into the Plan Administrator Agreement is in the best interests of the Debtors, their Estates and Creditors. The Plan Administrator Agreement has been negotiated in good faith, at arm’s length, and the Debtors have exercised reasonable business judgment in determining to enter into the Plan Administrator Agreement. The Debtors have provided sufficient and adequate notice of the Plan Administrator Agreement, including any material modifications to the Plan Administrator Agreement, to all parties in interest. The Plan Administrator Agreement and all other documents associated with the Plan Administrator Agreement shall, upon execution, be valid, binding, and enforceable, and shall not be in conflict with any federal or state law.

K.	Consolidation.
     47. The Court finds that the consolidation of the Debtors’ Estates, other than Trico Holdco and TMC, only for purposes of voting on the Plan and making Distributions to Holders of Claims under the Plan will facilitate and maximize prompt Distributions to Holders of Claims and is in the best interests of the Debtors, their Estates and Creditors.
L. Conditions to Confirmation.
     48. Entry of the Confirmation Order, in a form and substance acceptable to the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee, shall satisfy the conditions to Confirmation set forth in Section 8.01 of the Plan.
M. Agreements and Other Documents.
     49. The Debtors have made adequate and sufficient disclosure under the circumstances of: (a) the adoption of new or amended and restated certificate of incorporation and bylaws or similar constituent documents for the Debtors or the Liquidating Debtors; (b) the Distributions to be made pursuant to the Plan; (c) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; and (d) the other matters provided for under the Plan involving the corporate structure of the Debtors or the Liquidating Debtors.
N. Preservation of Causes of Action.
     50. It is in the best interests of the Debtors, their Estates and Creditors that all Causes of Action except those specifically released pursuant to the terms of the Plan be retained by the Liquidating Debtors pursuant to Section 4.15 of the Plan to maximize the value of the Debtors’ Estates.
O. Election Pursuant to 11 U.S.C. § 1111(b).
     51. No secured Creditor has elected the treatment provided by § 1111(b) of the Bankruptcy Code.

P. Likelihood of Satisfaction of Conditions Precedent to Consummation.
     52. Each of the conditions precedent to the Effective Date, as set forth in Section 8.02 of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied.
Q. Modifications to the Plan.
     53. Subsequent to solicitation, the Debtors made certain modifications to the Plan that did not adversely change the treatment of the Claim of any Creditor. Disclosure of any such modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these Chapter 11 Cases. All modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with all of the provisions of the Bankruptcy Code, including, but not limited to, §§ 1122, 1123, 1125, and 1127 of the Bankruptcy Code. Except as provided for by law, contract or prior order of the Bankruptcy Court, (a) none of the modifications made since the commencement of solicitation, including, without limitation, the agreements to provide the recoveries to the objecting parties as set forth in Paragraphs 131 through 134 of this Confirmation Order, adversely changes the treatment of the claim of any Holder of a Claim or Interest under the Plan., (b) all such modifications are deemed accepted by all creditors and equity security holders who have previously accepted the Plan, and (c) adequate notice under the circumstances was provided to any Holder of a Claim or Interest under the plan, all in accordance with Bankruptcy Rule 3019(a). Additionally, none of the modifications to the Plan since the commencement of solicitation, including, without limitation, the agreements to allow certain Claims and to provide the recoveries to the objecting parties set forth in Paragraphs 131 through 134 of this Confirmation Order, causes a material negative impact on the timing, and/or amount of the consideration projected to be distributed to the various classes of creditors as set forth and estimated in the Plan and Disclosure Statement or renders the Plan nonconfirmable pursuant to the Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection, filed on June 10, 2011 (the “Final Cash Collateral Order”) [Docket No. 1306]. Accordingly, pursuant to § 1127(a) of the Bankruptcy Code, none of the modifications require additional disclosure under § 1125 of the Bankruptcy Code or resolicitation of votes under § 1126 of the Bankruptcy Code.
ORDER
     BASED ON THE FOREGOING FINDINGS OF FACT, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:
A.	Confirmation of Plan.
     54. The Plan is APPROVED and CONFIRMED under Bankruptcy Code § 1129. Except as otherwise set forth in this Confirmation Order, the Plan is valid and enforceable pursuant to its terms and the terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order. The exhibits to the Plan, including all parts of the Plan Supplement (as may be modified pursuant to the terms of the Plan or such exhibit, as applicable) are incorporated by reference into and comprise and integral part of the Plan and this Confirmation Order. A copy of the Plan is attached hereto as Exhibit A.
B. Objections.
     55. To the extent that any objections, reservations of rights, statements or joinders to Confirmation have not been withdrawn, waived or settled prior to entry of the Confirmation Order or otherwise resolved as set forth herein, they are hereby expressly overruled on the merits.
C. Findings of Fact and Conclusions of Law.
     56. The findings of fact and the conclusions of law stated in the Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by this Bankruptcy Court on the record in connection with Confirmation of the Plan or otherwise at the Confirmation Hearing are incorporated herein by reference. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed. To the extent that any of the findings of fact or conclusions of law constitutes an order of this Court, they are adopted as such.

D.	Dismissal of Certain of the Chapter 11 Cases
     57. Immediately after the Effective Date, the Chapter 11 Cases of Trico Holdco and TMC shall be deemed dismissed for all purposes pursuant to Bankruptcy Code § 1112.
E.	Approval of Plan Supplement.
     58. Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects. The terms of the Plan, the Plan Supplement and any other exhibits thereto, as such documents have been and as may be amended, modified and supplemented, are incorporated by reference into, and are an integral part of, the Confirmation Order. The form and substance of the Plan, the Plan Supplement and all other exhibits thereto, and each of their provisions are confirmed and approved in each and every respect pursuant to § 1129 of the Bankruptcy Code. Except as may be set forth in the Plan, the Debtors, Liquidating Debtors or Plan Administrator, as applicable, are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan that may be agreed to by the parties thereto and that are consistent with the Plan and the terms of this Confirmation Order.
F.	Provisions Governing Distributions.
     59. The provisions in Article V and VII of the Plan governing Distributions contemplated in the Plan are deemed incorporated in this Confirmation Order as if set forth in full herein and are hereby approved in their entirety subject to any modifications otherwise provided for in this Confirmation Order.
G. Plan Classification Controlling.
     60. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the Distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims or Interests in connection with voting on the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for Distribution purposes, (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for

Distribution purposes and (d) shall not be binding on the Debtors and Liquidating Debtors except for voting purposes.
H. Substantive Consolidation.
     61. The Plan contemplates and is predicated upon the consolidation of the Debtors’ Estates, other than Trico Holdco and TMC, only for purposes of voting on the Plan and making Distributions to Holders of Claims under the Plan. On the Effective Date, and other than with respect to Trico Holdco and TMC, (a) all assets and liabilities of the Debtors will, for voting and Distribution purposes only, be merged or treated as if they were merged, (b) each Claim against the Debtors will be deemed a single Claim against and a single obligation of the Debtors, (c) all Intercompany Claims by, between, and among the Debtors will be eliminated and (d) any obligation of the Debtors and all guaranties thereof by one or more of the other Debtors, will be deemed to be one obligation of all of the Debtors. Except as set forth in the Plan, such consolidation shall not (other than for purposes related to the Plan) affect the legal and corporate structures of the Debtors or Liquidating Debtors.
     62. Consolidation of the Debtors for voting and making Distributions is in the best interests of all Holders of Claims and Interests, is necessary for the implementation of the Plan and is appropriate in the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors or the Liquidating Debtors arising from such consolidation under the Plan shall be deemed cured as of the Effective Date.
I. Transactions Contemplated By the Plan.
     63. Approval of Plan Administrator Agreement. The Plan Administrator Agreement (together with all schedules, addendums, exhibits, annexes, and other attachments thereto and as supplemented, amended and modified) is APPROVED, and the Debtors, the Liquidating Debtors, the Plan Administrator and the Plan Advisory Committee are authorized to take all actions contemplated under the Plan Administrator Agreement. The terms and provisions of the Plan Administrator Agreement constitute legal, valid, binding and authorized obligations of the parties thereto, enforceable in accordance with its terms.

     64. Vesting of Assets. Except as otherwise set forth in the Plan or this Confirmation Order or in any contract, instrument, release, other agreement or document entered into or delivered in connection with the Plan, all property of the Debtors being liquidated thereunder shall vest in the applicable Liquidating Debtor free and clear of all Claims, Liens, encumbrances and other Interests. From and after the Effective Date, the Liquidating Debtors may liquidate and wind up their businesses and use, acquire and dispose of property and assets of any nature and settle and compromise Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. The EMSL Proceeds and Opco Equity and Warrants shall be held by the Plan Administrator in trust for the beneficiaries of the Plan and may not be used for any purpose other than as provided for in the Plan. Without limiting the generality of the foregoing and subject to the other provisions of the Plan, the Liquidating Debtors may, without application to or approval by the Bankruptcy Court, pay fees that they incur after the Effective Date for Professional fees and expenses.
     65. Continued Existence. The Debtors shall continue to exist as the Liquidating Debtors after the Effective Date in accordance with the laws of their respective states or applicable jurisdiction of incorporation, formation, or organization and pursuant to their respective certificates of incorporation, by-laws, articles of formation, operating agreements, and other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended under the Plan, or as deemed necessary or appropriate by the Liquidating Debtors to effect the Plan, for the limited purposes of liquidating all of the assets of the Estates and making Distributions in accordance with the Plan.
     66. Transactions Regarding Non-Debtor Subsidiaries. On the Effective Date, or as soon as reasonably practicable thereafter, the Plan Administrator may enter into transactions deemed necessary or appropriate to effect the sale, liquidation, dissolution, winding-up or other disposition of the Liquidating Debtors’ non-Debtor subsidiaries other than the Opco Entities (or their assets), and may take any and all actions that may be necessary or appropriate to effect such transactions including (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable non-bankruptcy law and any other terms to which the Plan Administrator, on behalf of the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable non-bankruptcy law; (d) filing of bankruptcy and insolvency proceedings in accordance with the provisions of applicable law; and (e) all other actions that the Plan Administrator, on behalf of the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. All such actions are hereby authorized without any further action by any former or current shareholders, members, officers, directors, owners or other Persons.
     67. Management of Liquidating Debtors; Authority. On the Effective Date, the existing directors of the Debtors shall be deemed to have resigned. All duties and obligations of such directors are deemed to have been discharged in full and terminated on and after the Effective Date.
     68. Pursuant to Section 4.08 of the Plan, the Plan Administrator shall serve as the sole officer and director or manager, as applicable, of each of the Liquidating Debtors. This Court approves the appointment of the Plan Administrator as disclosed in the Plan Supplement or as otherwise announced at the Confirmation Hearing, as of and immediately following the Effective Date. As set forth in Section 4.08 of the Plan, and subject to the rights of the Plan Advisory Committee and the terms of the Plan Administrator Agreement, the Plan Administrator and its agents, representatives and professionals are authorized and empowered to (a) issue, execute, deliver, file and record, as appropriate, any contracts, instruments, releases, indentures, mortgages, deeds, bills of sale, assignments, leases or other agreements or documents and (b) perform such other acts and execute and deliver such other documents as are required by, consistent with and necessary or appropriate to implement, effectuate or consummate the

Plan and this Confirmation Order and the transactions contemplated thereby and hereby, all without the requirement of further application to, or order of, the Bankruptcy Court.
     69. The Debtors and the Liquidating Debtors are further authorized and empowered to enter into and, if applicable, cause to be filed with the Secretary of State or other applicable officials of any applicable governmental unit any and all amended or restated certificates or articles of incorporation, organization or formation or amendments to limited liability company agreements, operating agreements or regulations and all such other actions, filings or recordings as may be required under appropriate provisions of the applicable laws of all applicable governmental units with respect to compliance with § 1123(a)(6) of the Bankruptcy Code.
     70. No Action. Pursuant to § 1142(b) of the Bankruptcy Code, no action of the directors or members of the Debtors will be required (a) to authorize the Debtors to effectuate and carry out the Plan or any order of the Bankruptcy Court relating thereto, (b) to consummate the transactions contemplated by the Plan or such orders, or (c) to take any other action or thing contemplated by the Plan or such orders as may be entered in connection therewith, and all such actions and things hereby are or will be deemed to have been taken or done with like effect as if they had been authorized or approved by unanimous actions of the directors and the members of the Debtors.
     71. Preservation of Causes of Action. Except to the extent such rights, claims, Causes of Action, defenses, and counterclaims are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code § 1123(b): (a) any and all rights, claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Liquidating Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, Causes of Action, defenses and counterclaims have been listed or referred to in the Plan, the Bankruptcy Schedules, or any other document filed with the

Bankruptcy Court, and (b) the Liquidating Debtors shall in no manner waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, claim, Cause of Action, defense, or counterclaim that constitutes property of the Estates: (i) whether or not such right, claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan or the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court, (ii) whether or not such right, claim, Cause of Action, defense, or counterclaim is currently known to the Debtors, and (iii) whether or not a defendant in any litigation relating to such right, claim, Cause of Action, defense or counterclaim filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principal of law or equity, without limitation, any principals of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, Cause of Action, defense, or counterclaim, or potential right, claim, Cause of Action, defense, or counterclaim, in the Plan, the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Liquidating Debtors’ right to commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, or counterclaims that the Debtors or the Liquidating Debtors have, or may have, as of the Effective Date. Subject to the express provisions of the Plan, including Sections 4.07 and 4.08 thereof, the Liquidating Debtors may commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Liquidating Debtors.
     72. Additional Orders. After the Effective Date, the Liquidating Debtors may present such Order(s) or assignment(s) to the Bankruptcy Court, for entry or approval and suitable for filing in the records of every county or governmental unit where their property is or was located, which provide that such property is conveyed to and vested in the Liquidating Debtors. Subject to the occurrence of the Effective Date, and except as otherwise set forth in the Plan or the Confirmation Order, (a) the Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance or other interest is being extinguished, and no notice, other than by the Plan, shall be given prior to the presentation of such Order(s) or assignment(s) and (b) any Person having a Lien, Claim, encumbrance or other interest against any Estate property shall be conclusively deemed to have consented to the transfer, assignment and vesting of such Estate property free and clear of any such Liens, Claims encumbrances or other interests to the Liquidating Debtors.
     73. Wind-down Reserve Budget. Section 4.10 of the Plan is amended to provide as follows: The Plan Administrator shall establish the Wind-down Reserve Budget (as defined in the Plan Administrator Agreement) that is funded by the Wind-down Reserve and shall pay, among other costs and expenses, wind-down costs and costs of holding and liquidating the Estates’ assets, including, but not limited to, taxes, compensation of the Plan Administrator, and compensation of any professionals retained by the Plan Administrator from the Wind-down Reserve; provided that the Wind-down Reserve shall not be implemented without the prior unanimous consent of the Plan Advisory Committee of the Wind-down Reserve Budget. The Plan Administrator or Plan Advisory Committee, as applicable, must file a notice with the Bankruptcy Court detailing the identity of any attorneys engaged for the purpose of representing the Liquidating Debtors in connection with any Cause of Action, including the Opco Claims, the D&O Litigation and the Avoidance Actions, and the terms of such engagement. To the extent that the Plan Administrator determines that funds so reserved are insufficient, the proceeds of the continuing liquidation of assets, the EMSL Proceeds and any other assets held by the Liquidating Debtors, to the extent necessary for such purposes, will be allocated to the Wind-down Reserve. The Opco Equity and Warrants may only be monetized in accordance with terms of Section 4.11 of the Plan and utilized for the purposes contemplated by Section 4.10 of the Plan after notice to and an opportunity to object by the Plan Advisory Committee. After all costs associated with a Wind-down Reserve have been paid, and/or upon the reasonable determination by the Plan Administrator that the funds in the Wind-down Reserve exceed the amounts necessary to pay the expenses for which such fund is established, the remaining or excess funds (the “Excess Funds”) shall constitute either (i) to the extent neither the Initial Cash Balance or the

Opco Equity and Warrants or any portion or combination thereof was utilized to satisfy the costs associated with the Wind-Down Reserve, Residual Distribution Assets, or (ii) to the extent either the Initial Cash Balance or the Opco Equity and Warrants or any portion or combination thereof was utilized to satisfy the costs associated with the Wind-Down Reserve, Unsecured Distribution Assets, and in either case, shall be distributed in accordance with the terms of the Plan.
J.	Provisions Regarding the Plan Administrator and Plan Advisory Committee.
     74. Compensation of Plan Administrator. The Plan Administrator shall be compensated from the Wind-down Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained by the Plan Administrator, who were retained after obtaining the prior written consent of a majority of the Plan Advisory Committee in accordance with the Plan Administrator Agreement, shall be entitled to the compensation for services rendered, and reimbursement of expenses incurred, set forth in the Wind-down Reserve Budget (as defined in the Plan Administrator Agreement) and any such compensation shall be funded from the Wind-down Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals that are made in accordance with the terms of the Plan Administrator Agreement shall be made in the ordinary course of business and shall not be subject to approval of the Bankruptcy Court; provided, however, that any disputes related to such fees and expenses shall be brought before the Bankruptcy Court.
     75. Wind-down of the Debtors’ Estates. Subject to the rights of the Plan Advisory Committee as set forth in Section 4.08 of the Plan and the Plan Administrator Agreement, the Plan Administrator shall oversee the liquidation of the Liquidating Debtors and the winding up of their respective businesses and shall make Distributions to, and otherwise hold all property of the Liquidating Debtors for the benefit of, Holders of Allowed Claims consistent and in accordance with the Plan and the Confirmation Order. Neither the Liquidating Debtors nor the Plan Administrator shall be required to post a bond in favor of the United States.
     76. Duties of the Plan Administrator. Except as otherwise provided in the Plan or the Plan Administrator Agreement, the Plan Administrator, subject to the rights of the Plan Advisory Committee as set forth in Section 4.08 of the Plan and the Plan Administrator Agreement, shall have the power and authority to perform the following acts on behalf of the Liquidating Debtors, in addition to any powers granted by applicable non-bankruptcy law or conferred by any other provision of the Plan, or orders of the Bankruptcy Court: (a) take all steps and execute all instruments and documents necessary to make Distributions to Holders of Allowed Claims; (b) object to Claims, Administrative Expenses or Interests as provided in the Plan and prosecute such objections; (c) resolve, compromise and/or settle any objections to the amount, validity, priority, treatment, allowance or priority of Claims, including Administrative Claims, or Interests; (d) comply with the Plan and the obligations thereunder; (e) if necessary, employ, retain or replace professionals to represent it with respect to its responsibilities; (f) establish, replenish or release reserves as provided in the Plan, as applicable; (g) take all actions necessary or appropriate to enforce the Debtors’ or Liquidating Debtors’ rights under any order authorizing a sale of assets, and any related document and to fulfill, comply with or otherwise satisfy the Debtors’ or Liquidating Debtors’ covenants, agreement and obligations under any such sale and any related document; (h) make all determinations on behalf of the Debtors or Liquidating Debtors under any sale; (i) prepare and file applicable tax returns for any of the Debtors or Liquidating Debtors; (j) liquidate or administer through sale, prosecution, compromise or release any of the assets; (k) deposit funds of the Liquidating Debtors, draw checks and make disbursements consistent with the terms of the Plan; (l) purchase or continue insurance protecting the Debtors, the Liquidating Debtors, the Plan Administrator, their respective representatives, agents, employees or independent contractors, and the property of the Liquidating Debtors; (m) seek entry of a final decree in any of the Chapter 11 Cases at the appropriate time; (n) prosecute, resolve, compromise and/or settle any litigation, except the Avoidance Actions, the D&O Litigation and the Opco Claims (as hereinafter defined); (o) seek tax liability pursuant to Bankruptcy Code § 505; (p) abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in the Internal Revenue Code § 501(c)(3) (whose contributions are deductible under Internal Revenue Code § 170)) of the Plan Administrator’s choice, any assets that are of no material benefit, including distributable Cash under the Plan; (q) take all actions necessary or appropriate to pursue, defend, compromise, settle or otherwise resolve any and all Causes of Action, except Avoidance Actions, the D&O Litigation and the Opco Claims; and (r) take such other action as the Plan Administrator may determine to be, necessary, desirable or appropriate to carry out the purpose of the Plan. The Plan Administrator shall have no duties, obligations or authority with respect to the pursuit, defense, settlement or any other aspect of the Avoidance Actions, the Opco Claims and the D&O Litigation, which litigation shall be entirely managed and controlled by the Creditors’ Committee representative on the Plan Advisory Committee, subject to the rights of the representative on the Plan Advisory Committee appointed by the 8.125% Notes Indenture Trustee, as set forth in Section 4.08 of the Plan.
     77. Plan Administrator as Fiduciary. The Plan Administrator shall be a fiduciary of each of the Debtors and Beneficiaries (as defined in the Plan Administrator Agreement) and shall perform its obligations consistent with the Plan, the Plan Administrator Agreement, this Confirmation Order and other applicable orders. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, the Plan Administrator has a fiduciary duty to act in the best interest of the Beneficiaries, as a whole.
     78. Preservation of Books and Records. After Confirmation but prior to the Effective Date, the Debtors, and after the Effective Date, the Plan Administrator, may enter into such agreements and arrangements as are commercially reasonable and in the best interests of the estates for the preservation of the Debtors’ corporate books, records and intellectual property, and so long as such agreements are consistent with the Plan Administrator Agreement and any orders of this Court regarding use of cash collateral.
     79. Appointment of Plan Advisory Committee. On the Effective Date, a Plan Advisory Committee shall be appointed to oversee the implementation of the Plan by the Plan Administrator. The members of the Plan Advisory Committee shall undertake their duties as specified in the Plan. The Plan Advisory Committee shall initially be composed of three representatives, one each appointed by (a) the 8.125% Notes Indenture Trustee; (b) the Creditors’ Committee; and (c) collectively, the 8.125% Notes

Indenture Trustee and the Creditors’ Committee. If the 8.125% Notes Indenture Trustee and the Creditors’ Committee cannot agree on a third representative before the Effective Date, the representatives appointed by the 8.125% Notes Indenture Trustee and the Creditors’ Committee shall together select and appoint the third representative on the Effective Date. Under no circumstances shall any representative on the Plan Advisory Committee, or the representative’s agent, designee or person under control, be a person that the Liquidating Debtors’ Estates potentially have a Cause of Action against or has been or may be named a defendant in any potential Cause of Action. In addition, a Plan Advisory Committee representative may not be an employee, creditor, agent, designee or person under the control of a party that voted against the Plan or otherwise acted to impede Confirmation.
     80. Rights, Duties and Obligations of the Plan Advisory Committee. The Plan Advisory Committee shall: (a) have the right and obligation to review and provide advice with respect to the Wind-down Reserve Budget (as defined in the Plan Administrator Agreement) established in connection with the Plan Administrator’s proposed Wind-down Reserve, which shall not be implemented without the prior written consent of a majority of the Plan Advisory Committee; provided that the Plan Advisory Committee shall not approve a Wind-down Reserve Budget or the establishment of a Wind-down Reserve that provides for the incurrence of costs and expenses that are likely to disproportionately benefit any Beneficiary; (b) have the right and obligation to review and provide advice with respect to the retention of professionals by the Plan Administrator in accordance with Section 7.03 of the Plan Administrator Agreement and such professionals shall not be retained without the prior written consent of a majority of the Plan Advisory Committee; (c) have the right and obligation to review and provide advice with respect to any action proposed to be taken by the Plan Administrator in accordance with Section 6.02 of the Plan Administrator Agreement, which action shall not be undertaken without the prior written consent of a majority of the Plan Advisory Committee; provided that the Plan Advisory Committee shall not approve any actions by the Plan Administrator pursuant to Section 6.02 of the Plan Administrator Agreement that are likely to disproportionately benefit any Beneficiary(as defined in the Plan Administrator Agreement); (d) have the right and obligation to review and, if appropriate, object to settlements and proposed releases or abandonment of objections to Claims, Avoidance Actions or Causes of Action by the Plan Administrator or Liquidating Debtors, as applicable, in accordance with the Plan, provided, however, that such right and obligation to review and, if appropriate, object shall apply only to Claims, Avoidance Actions or Causes of Action that were asserted in an amount in excess of $250,000.00; (e) have the right to remove or replace the Plan Administrator, with or without cause, upon the unanimous written consent of all Plan Advisory Committee members; and (f) perform such additional functions and have such other rights, duties, powers and obligations as (i) may be agreed to by the Plan Administrator and the Liquidating Debtors, (ii) are provided for in the Confirmation Order, or (iii) are provided for by further order of the Bankruptcy Court entered after the Effective Date.
     81. In addition, the representative appointed by the Creditors’ Committee on the Plan Advisory Committee shall have the exclusive power and authority to take all actions necessary or appropriate to prosecute, pursue, defend, compromise, settle or otherwise resolve any Avoidance Actions, the Opco Claims or the D&O Litigation; provided, however, that the Plan Advisory Committee representative appointed by the Creditors’ Committee must obtain the consent of the Plan Advisory Committee representative appointed by the 8.125% Notes Indenture Trustee on any decision to commence or not commence or to compromise, settle or otherwise resolve an Avoidance Action, the Opco Claims or the D&O Litigation. To the extent reasonably practicable, the Creditors’ Committee representative will inform the other Plan Advisory Committee representatives prior to commencing any Avoidance Actions, proceedings regarding the Opco Claims or the D&O Litigation and will provide such other representatives periodic updates of the status of those proceedings.
     82. In addition, each Plan Advisory Committee member shall have the power and authority to take all actions necessary or appropriate to prosecute, pursue, defend, compromise, settle, object to, or otherwise resolve any substantial contribution motion or other motion or application to allow or compel payment of any asserted fee and expense claims (the “Fee Claims”). Each Plan Advisory Committee member who undertakes any actions with respect to Fee Claims or otherwise pursuant to the Plan

Administrator Agreement shall be entitled to receive reasonable fees and expenses for itself and any professionals hired in accordance with Section 7.03 of the Plan Administrator Agreement.
     83. In prosecuting, pursuing, defending, compromising, settling, objecting to, or otherwise resolving Fee Claims (a) the representative of the Plan Advisory Committee appointed by the 8.125% Notes Indenture Trustee shall be deemed to be a successor in interest to the 8.125% Notes Indenture Trustee for standing purposes only, (b) the representative of the Plan Advisory Committee appointed by the Creditors’ Committee shall be deemed to be a successor in interest to the Creditors’ Committee for standing purposes only and (c) the representative of the Plan Advisory Committee appointed collectively by the 8.125% Notes Indenture Trustee, the 3% Unsecured Debentures Indenture Trustee and the Creditors’ Committee, or alternatively, the other two Plan Advisor Committee members, if applicable, shall be deemed to be a successor in interest to the Debtors for standing purposes only.
     84. Plan Advisory Committee Members as Fiduciaries. Notwithstanding anything to the contrary contained herein, each Plan Advisory Committee member has a fiduciary duty to act in the best interests of the Beneficiaries (as defined in the Plan Administrator Agreement), as a whole.
     85. Advice and Direction to Plan Administrator. The Plan Advisory Committee shall provide advice, instruction and direction on matters arising in the administration and in the disposition and distribution of Estate Assets (as defined in the Plan Administrator Agreement), and in the pursuit of Causes of Action, as requested by the Plan Administrator, or as otherwise specifically provided in the Plan Administrator Agreement.
     86. Resolution of Disputes Between the Plan Advisory Committee and the Plan Administrator and Between and Among Plan Advisory Committee Members. To the extent the Plan Administrator and the Plan Advisory Committee cannot resolve any dispute that may arise between them, or that may arise between and among the Plan Advisory Committee members, any party may file appropriate pleadings with the Bankruptcy Court seeking resolution of the dispute by the Bankruptcy Court. Without limiting the foregoing, any Plan Advisory Committee member may file appropriate pleadings with the Bankruptcy Court to resolve any disputes arising from the incurrence of costs and expenses that are likely to disproportionately benefit any Beneficiary in violation of the fiduciary duties of the Plan Administrator set forth in Section 1.02 of the Plan Administrator Agreement.
K. Injunctions, Exculpation, and Releases.3
     87. Subject to the occurrence of the Effective Date and pursuant to applicable law, including §§ 105(a) and 1123(b)(3) and (6) of the Bankruptcy Code, the discharge of the Debtors and any of their assets or properties, the releases, the injunction provisions and the exculpation provisions each as provided in Article XII of the Plan, are (a) deemed incorporated in this Confirmation Order as if set forth in full herein, (b) hereby approved and authorized in their entirety as an integral part of the Plan and (c) fair, equitable, reasonable and in the best interests of the Debtors, their Estates and Creditors. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce the provisions of the Plan or remedy a breach of the Plan, the Debtors and all Persons shall be precluded and permanently enjoined on and after the Effective Date from (i) commencing or continuing in any manner any Claim, action, employment of process, or other proceeding of any kind with respect to any Claim, Interest, Cause of Action or any other right or Claim against the Liquidating Debtors, which they possessed or may possess prior to the Effective Date, (ii) the enforcement, attachment, collection, offset, recoupment or recovery by any manner or means of any judgment, award, decree, order or otherwise with respect to any Claim, Interest, Cause of Action or any other right or Claim against the Liquidating Debtors, which they possessed or may possess prior to the Effective Date, (iii) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest, Cause of Action or any other right or Claim against the Liquidating Debtors, which they possessed or may possess prior to the Effective Date and (iv) asserting any Claims, Interests or Causes of Action that are satisfied, discharged, released or subject to exculpation hereby or by the Plan.

[3]	The provisions of this Section K (“Injunctions, Exculpation, and Releases”) and Paragraphs 87 through 91 of this Confirmation Order are expressly subject to the provisions of Paragraph 131 hereof (“Resolution of Objection of Tennenbaum”).

     88. Exculpation. Except as otherwise specifically provided in the Plan, none of (a) the Debtors and the Liquidating Debtors; (b) the professionals, consultants and advisors of any of the Debtors that were retained, employed or otherwise working with the Debtors on or after the Petition Date; (c) the Creditors’ Committee and the Plan Advisory Committee and, solely in their respective capacities as members or representatives of the Creditors’ Committee and the Plan Advisory Committee, as applicable, each member thereof; (d) the Plan Administrator; (e) the 8.125% Notes Indenture Trustee solely in its capacity as such; (f) the 3% Unsecured Debentures Indenture Trustee solely in its capacity as such; and (g) each of such parties’ respective agents, directors, officers, managers, members, employees, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing solely in their respective capacities as such (collectively, the “Protected Parties”), shall have or incur, and each such party is hereby exculpated from, any liability (whether arising under contract, tort, or federal or state securities laws, whether known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise) to, or be subject to any right of action by, any Holder of a Claim or Interest or any other party in interest, or (with respect to such Claims or Interests) any of their respective agents, affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission taken or not taken (as the case may be) or any other transaction, event, or occurrence in any way connected with, relating to, or arising out of, (i) the Debtors’ Chapter 11 Cases and the commencement and administration thereof; (ii) the Disclosure Statement, the Plan, any documents related thereto, and all transactions contemplated thereby; (iii) the pursuit of Confirmation and the approval of the Disclosure Statement (including, without limitation, the formulation, negotiation, preparation, dissemination, implementation, or administration of any of the foregoing documents, or the solicitation of votes in connection therewith), or any orders of the Bankruptcy Court related thereto; (iv) the administration and Consummation of the Plan and the occurrence of the Effective Date; (v) the property to be distributed under, or sold in the manner contemplated by, the Plan or any other Final Order; (vi) any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan or any Plan Document; (vii) the Holdco / Opco Settlement and the Opco Restructuring; or (viii) any other act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated by the Plan or any document related thereto, in each instance, except any act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence (the “Precluded Claims”).
     89. Permanent Injunction. The Plan provides, among other things, that any Person (other than the Debtors, the Liquidating Debtors, the Creditors’ Committee, the Estates or the Plan Administrator) who has held, holds, or may hold a Claim against or Interest in the Debtors, the Estates, or the Liquidating Debtors, or any Claim against or Interest in any Person (including any Debtor) for which the Debtors or the Liquidating Debtors are or may be directly liable or indirectly liable by way of contribution, indemnity (including an obligation to pay defense costs under the Plan or otherwise) or otherwise is, with respect to any such Claim or Interest, permanently enjoined from and after the Effective Date from taking any of the following actions (a) asserting, commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting any of the Debtors, the Estates, or the Liquidating Debtors on account of any Claim for which the Debtors or Liquidating Debtors are directly or indirectly liable by way of contribution, indemnity or otherwise, (b) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against any of the Debtors, the Estates, or the Liquidating Debtors; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien of any kind against the Debtors, the Estates, or the Liquidating Debtors on account of any Claim for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise; (d) asserting any right of setoff or subrogation of any kind, directly or indirectly, against any obligation due to any of the Debtors, the Estates, or the Liquidating Debtors, on account of any Claims for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise; (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f) prosecuting, commencing, continuing or otherwise asserting any right, Claim or cause of action released pursuant to the Plan or that is otherwise inconsistent with the provisions of the Plan. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator(s). Notwithstanding the foregoing, Holders of Disputed Claims are not enjoined from and shall retain all rights to defend or prosecute such Disputed Claims in the Bankruptcy Court, including, without limitation, the right to assert affirmative defenses, setoff, or recoupment, if applicable.
     90. Releases by the Debtors and their Estates. Except as otherwise expressly provided in the Plan and subject to the terms of any prior Bankruptcy Court orders, in consideration of, among other things, the Distributions and the obligations of the Debtors contemplated hereby, and the other contracts, instruments, releases, agreements, waivers, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the following parties to facilitate the implementation of the transactions contemplated by the Plan, each of the Debtors and any Person or Entity seeking to exercise rights or claims on behalf of the Debtors and their Estates shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, waived, released and discharged the Protected Parties from all claims, obligations, suits, damages, demands, debts, rights, or Causes of Action the Debtors or the Liquidating Debtors may have against the Protected Parties of whatever kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, in law or equity, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date, relating to or in connection with the Debtors, the Chapter 11 Cases, the Holdco / Opco Settlement and the Opco Restructuring, the conduct of the Debtors’ business, or the Plan; provided, however, that the foregoing release (i) will have no effect on the liability of any Protected Parties arising from an act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence; and (ii) will not constitute a release or waiver of any defense available to the Debtors or the Liquidating Debtors in connection with any Disputed Claim (including Administrative Claims) asserted against the Debtors, their Estates, or the Liquidating Debtors by any Protected Party. The releases described herein shall be binding upon all Persons. Accordingly, all Persons shall hereby be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors, the Liquidating Debtors or their Estates including any derivative claims asserted or assertable on behalf of the Debtors, the Liquidating Debtors or their Estates. Notwithstanding anything herein to the contrary, in any proceeding brought by the Creditors’ Committee or any other person or entity on behalf of the Debtors or Liquidating Debtors (an “Estate Representative”) against any individuals serving or having served as directors, officers, employees, agents or representatives of the Debtors during the pendency of the Chapter 11 Cases (the “Present Management”), the Estate Representative will not seek any recovery in excess of the dollar amount of the policy limits, as such limits have been actually reduced from time to time by defense costs or other claims made against such policies, of any available directors and officers liability insurance; nothing contained herein shall relieve the Present Management from any liability on a claim for any amount less than the policy limits of any available directors and officers liability insurance. However, should there be no directors and officers liability insurance (including without limitation any deductible or retention) available with respect to a claim, the Estate Representative will not seek recovery on that claim against the Present Management. If the Estate Representative obtains a judgment on a claim against any of the Debtors’ former officers, directors, employees, agents or representatives and such former officer, director, employee, agent or representative obtains a Final Order against any of the Present Management by reason of contribution, indemnification or other claim related to such claim (a “D&O Contribution Claim”), the Estate Representative will reduce its judgment against such former officer, director, employee, agent or representative by the amount of such D&O Contribution Claim.

     91. Releases by Holders of Claims and Interests. Except as otherwise expressly provided in the Plan, in consideration of, among other things, the Distributions and the obligations of the Debtors contemplated hereby, and the other contracts, instruments, releases, agreements, waivers, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the following parties to facilitate the implementation of the transactions contemplated by the Plan, all Holders of Claims and Interests who vote in favor of the Plan, for themselves and on behalf of their respective successors and assigns, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged the Protected Parties from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, the Liquidating Debtors or their Estates, or any claims arising out of, or relating to, any alleged fiduciary or other duty, any alleged violation of any federal or state securities law or any other law relating to creditors’ rights generally, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise, that such Entity ever had, now has or hereafter can, shall or may have, or otherwise would have been entitled to assert (whether individually or collectively or directly or derivatively), against any Protected Party arising from or relating to, directly or indirectly, in whole or in part, the Debtors, the Debtors’ restructuring, the operation of or administration of the Debtors’ business and assets, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements among any two or more of any Debtor or any Affiliate thereof, any Liquidating Debtor or any Protected Party (and the acts or omissions of any other Protected Party in connection therewith), the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Holdco / Opco Settlement and the Opco Restructuring, the negotiation, formulation, or preparation of the Plan, Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence, including the management and operation of the Debtors, taking place on or before the Effective Date. Notwithstanding the foregoing, nothing in Section 12.09 of the Plan shall release any Protected Party from liability for any act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence. Further notwithstanding the foregoing, nothing in Section 12.09 of the Plan shall be deemed to assert or imply any admission of liability on the part of any of the parties released hereby.
L. Assumption and Rejection of Executory Contracts and Unexpired Leases.
     92. On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases will be rejected unless such executory contract or unexpired lease: (a) is identified on the Assumed Contract Schedule, as may be amended from time to time, as an executory contract or unexpired lease being assumed pursuant to the Plan; (b) is the subject of a motion to assume or reject filed on or before the Confirmation Hearing; (c) has been previously rejected or assumed; or (d) previously expired or terminated pursuant to its own terms before the Effective Date.
     93. This Confirmation Order will constitute an order of the Bankruptcy Court approving, pursuant to Bankruptcy Code § 365, as applicable, (a) the rejection of each executory contract or unexpired lease as set forth herein, as of the Confirmation Date; or (b) the assumption of each executory contract or unexpired lease the Assumed Contract Schedule (as such may be amended prior to the Effective Date), as of and conditioned on the occurrence of the Effective Date.
     94. Except as otherwise provided under the Plan, any Cure Payment shall be effected or otherwise satisfied by prompt payment of such monetary amount as contemplated by Bankruptcy Code § 365(b)(1)(A) or as otherwise agreed to by the parties. The Assumed Contract Schedule sets forth the Cure Payment for each executory contract and unexpired lease to be assumed by the Debtors. If the non-Debtor party to the executory contract or unexpired lease objects to the proposed Cure Payment, such non-Debtor party must file an objection with the Bankruptcy Court to such Cure Payment on or before the Plan Voting Deadline; failure to timely file such objection shall be deemed acceptance by such non-

Debtor party of the Cure Payment for all purposes. If there is a dispute regarding (a) the timing of any Cure Payment required in order to meet the promptness requirement of § 365(b)(1), (b) the nature, extent or amount of any cure requirement, (c) the Liquidating Debtors’ ability or the ability of the Debtors’ assignees to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, subject to the provisions of the Plan, Cure Payment will occur on the next occurring Distribution Date following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.
     95. Unless otherwise provided by an order of the Bankruptcy Court approving the rejection of an executory contract or unexpired lease, if the rejection of an executory contract or unexpired lease gives rise to a Claim by the non-Debtor party to such executory contract or unexpired lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, their Estates, the Liquidating Debtors, the Plan Administrator or any of their respective assets or property, unless a proof of Claim is Filed and served on the Debtors or Plan Administrator, as applicable, no later than thirty days after the later of the (i) filing of a notice of the occurrence of the Effective Date or (ii) entry of an order authorizing the rejection of such executory contract or unexpired lease. All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims or Qualified Investor Claims, as applicable, and shall be treated in accordance with the provisions of the Plan; provided, however, if the Holder of an Allowed Claim (other than Maritime Lien Claims) for rejection damages has an unavoidable security interest in any Collateral other than the assets that are proposed to be distributed to all other Holders of Claims under the Plan (the “Other Collateral”) to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in such Other Collateral, with the deficiency, if any, treated as a General Unsecured Claim or Qualified Investor Claim, as applicable.

M. Bar Dates for Certain Claims.
     96. Administrative Claims; Substantial Contribution Claims; Superpriority Administrative Claims. This Confirmation Order establishes a bar date for filing of all Administrative Claims, including Substantial Contribution Claims and Superpriority Administrative Claims (but not including Professional Fee Claims, Claims for the expenses of the members of the Creditors’ Committee, Claims for United States Trustee fees under 28 U.S.C. § 1930, any applicable court fees, Claims for the fees and expenses of the 8.125% Notes Indentures Trustee and the 3% Unsecured Debentures Indenture Trustee, and Administrative Claims in section (b) or (c) below (the “Excluded Administrative Claims”)), which date will be forty-five days after the Effective Date (the “Administrative Claims Bar Date”). Holders of asserted Administrative Claims, Substantial Contribution Claims and Superpriority Administrative Claims, other than Excluded Administrative Claims, must submit proofs of such Claims on or before such Administrative Claims Bar Date or forever be barred from doing so. For the avoidance of doubt, any claims for fees, costs or expenses shall be treated as an asserted Substantial Contribution Claim and subject to objection, a further order of this court prior to Allowance, and the applicable provisions regarding Substantial Contribution Claims as set forth in this Order and the Plan. A notice prepared by the Debtors or Liquidating Debtors will set forth such date and constitute notice of this Administrative Claims Bar Date. The Liquidating Debtors or Plan Administrator, as applicable, shall have forty-five days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Claims. Notwithstanding the foregoing or any other provision of this Order, Tennenbaum (defined below) shall not be required to file any request or application for payment of the Tennenbaum Administrative Claim (defined below); provided, however, that Tennenbaum must provide a one-line, summary invoice to the Debtors for the Debtors’ accounting purposes, with a copy to the 8.125% Notes Indenture Trustee and Creditors’ Committee referencing its entitlement to be paid pursuant to the terms of this Confirmation Order prior to the payment of any portion of the Tennenbaum Administrative Claim.

     97. Professional Fee Claims. All final requests for Professional Fee Claims pursuant to Bankruptcy Code §§ 327, 328, 330, 331, 363, 503(b) or 1103 for services rendered to or on behalf of the applicable Debtors or the Creditors’ Committee prior to the Effective Date (other than Substantial Contribution Claims under Bankruptcy Code § 503(b)(4)) must be filed and served on the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and their counsel no later than thirty days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. The Court will schedule an omnibus hearing on the Professional Fee Claim applications described in this Paragraph upon notice to parties-in-interest. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and their counsel and the requesting Professional or other Entity no later than seven days prior to any hearing scheduled on such Professional Fee Claim applications (or such longer period as may be allowed by order of the Bankruptcy Court).
     98. Trustee Claims. All requests for payment of the Administrative Claims of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee shall be provided in writing to the Debtors, the Creditors’ Committee, 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee prior to the Effective Date, and the Liquidating Debtors, the Plan Administrator and the Plan Advisory Committee after the Effective Date, along with copies, redacted for privilege, of all relevant invoices and other applicable documentation. If none of the above parties lodges an objection to such payment request within 15 days of receipt of the request, the Debtors or the Liquidating Debtors, as applicable, are authorized to pay the amounts set forth in the payment request without further notice to any party or further order of the Bankruptcy Court.
N. Post-Confirmation Notices and Bar Dates.
     99. Notice of Entry of the Confirmation Order. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the date of entry of the Confirmation Order, the Debtors shall serve a notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the notice of Confirmation Hearing; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any party to whom the Debtors mailed a notice of Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such party. Mailing of the notice of Confirmation in the time and manner set forth in this Paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice is necessary.
     100. The notice of Confirmation shall have the effect of an order of the Bankruptcy Court, shall constitute sufficient notice of the entry of the Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.
     101. Notice of Effective Date. On or before ten (10) days after the occurrence of the Effective Date, the Solicitation Agent shall mail or cause to be mailed to all Holders of Claims and Interests via first class United States mail, postage prepaid, a notice that informs such Holders of (a) the entry of the Confirmation Order, (b) the occurrence of the Effective Date, and (c) such other matters as the Plan Administrator deems appropriate or as may be ordered by the Bankruptcy Court.
     102. Non-Occurrence of Effective Date. If Confirmation does not occur, or if the Effective Date does not occur on or prior to August 31, 2011, unless such date is extended by the Debtors with the consent of the 8.125% Notes Indenture Trustee and the Creditors’ Committee, which consent shall not be unreasonably withheld, (a) the Plan shall be null and void in all respects, (b) settlements or compromises embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumptions or rejections of executory contracts or unexpired leases affected by the Plan, and any documents or agreements executed pursuant to the Plan shall be deemed null and void and (c) nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any other Person, (iii) constitute an admission of any sort by the Debtors or any other Person or (iv) be construed as a finding of fact or conclusion of law with respect thereto.
O. Exemption from Securities Laws.
     103. Pursuant to § 1125(e) of the Bankruptcy Code, the Debtors’ transmittal of the Plan solicitation materials as set forth herein, their solicitation of acceptances of the Plan and the Liquidating Debtors’ issuance and Distribution of the New TMS Interest, to the extent they are securities, pursuant to the Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of liquidation or the offer, issuance, sale or purchase of securities.
     104. Pursuant to Bankruptcy Code § 1145, the issuance of the New TMS Interest(s) shall be exempt from the registration requirements of the Securities Act, as amended, and any other applicable law requiring registration prior to the offering, issuance, Distribution or sale of securities; provided, however, that if the issuance of the New TMS Interest(s) do not qualify for an exemption under Bankruptcy Code § 1145, the New TMS Interest(s) will be issued in reliance upon another available exemption from the registration requirements of the Securities Act. All securities issued pursuant to the Plan will be deemed issued as of the Effective Date regardless of the date actually distributed.
P.	Exemptions from Taxation.
     105. Pursuant to § 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Liquidating Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, Distribution, transfer or exchange of any debt, equity security, or other interest in the Debtors or the Liquidating Debtors, (b) the creation, modification, consolidation or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (c) the making, assignment or recording of any lease or sublease or (d) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
Q.	Miscellaneous Provisions.
     106. No Discharge of the Debtors. Pursuant to Bankruptcy Code § 1141(d)(3), Confirmation will not discharge the Debtors under Bankruptcy Code § 1141 of any debts; provided, however, upon Confirmation, the occurrence of the Effective Date and the Distributions contemplated under the Plan, Holders of Claims and Interests may not seek any payment or recourse against the Debtors, the Liquidating Debtors or the Estates, as applicable, or otherwise be entitled to any Distribution except as expressly provided in the Plan. Further, the release, exculpation and injunction provisions set forth in Sections 12.06, 12.07, 12.08 and 12.09 of the Plan shall be fully enforceable.
     107. Retention of Jurisdiction. The Bankruptcy Court shall retain jurisdiction, to the maximum extent permitted by the Bankruptcy Code and other applicable law and notwithstanding the prior closure of any of the Debtors’ Chapter 11 Cases, of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, §§ 105(a) and 1142 of the Bankruptcy Code as more fully outlined in Article X of the Plan.
     108. Withholding and Reporting Requirements. In connection with the consummation of the Plan and all instruments issued in connection herewith and distributed thereunder, any party issuing any instrument or making any Distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim or Interest that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such

Holder by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution. Any party issuing any instrument or making any Distribution under the Plan has the right, but not the obligation, to not make a Distribution until such Holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.
     109. Payment of Fees to United States Trustee. On the Effective Date, all fees payable to the United States Trustee shall be paid as and when due by the Debtors, the Liquidation Debtors or the Plan Administrator, as applicable, and shall be considered a reasonable expense of the Liquidating Debtors.
     110. Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(g), 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the exhibits thereto shall be immediately effective and enforceable and deemed binding upon the Debtors, the Liquidating Debtors and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all parties subject to the settlements, compromises, releases, discharges and injunctions described in the Plan or herein, each party acquiring property under the Plan and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors. The rights, benefits and obligations of any party named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each such party.
     111. Dissolution of Creditors’ Committee. Except as set forth below, on the Effective Date, the Creditors’ Committee shall cease operating and dissolve, and other than with respect to its duty to maintain the confidentiality of protected, confidential or commercially sensitive information in accordance with any applicable agreements, orders of the Bankruptcy Court or the Creditors’ Committee by-laws (which duty shall continue), the Creditors’ Committee members shall have no further duties, responsibilities and obligations in connection with the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall exist and its Professionals shall be retained and, to the extent Allowed by the Court, their Professional Fees shall be paid with respect to (a) the preparation of their applications for Professional Claims, (b) responding to any objections to such applications, whether formal or informal, and attendance at any hearings with respect to such applications, (c) reviewing, and if appropriate, preparing and prosecuting objections to Professional Claims of other Professionals, whether formal or informal and attendance at any hearings with respect to such objections; and (d) defending against or otherwise participating in any challenge to the provisions of the Plan or the Confirmation Order, including appeals. Other than as set forth herein and in the Plan, on the Effective Date, the retention and employment of the Creditors’ Committee’s Professionals shall terminate without further order of the Bankruptcy Court.
     112. Reservation of Rights. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained herein or the taking of any action by the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee or the 3% Unsecured Debentures Indenture Trustee with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the foregoing parties of any kind, including with respect to the Holders of Claims or Interests or as to any treatment or classification of any executory contract or unexpired lease.
     113. Terms of Injunctions or Stays. All temporary injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code §§ 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until all property of the Debtors and the Liquidating Debtors has been distributed, the Liquidating Debtors have been dissolved, the Plan Administrator Agreement has terminated and the Bankruptcy Court has entered an order closing the Chapter 11 Cases. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms. All permanent injunctions in existence on the Effective Date shall remain in full force and effect as provided in the order imposing such permanent injunction.
     114. Waiver or Estoppel. Subject to the occurrence of the Effective Date, each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.
     115. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety (except as otherwise modified in this Confirmation Order).
     116. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’, the Creditors’ Committee’s, the 8.125% Notes Indenture Trustee’s or the 3% Unsecured Debentures Indenture Trustee’s, as applicable, receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.
     117. Applicable Non-Bankruptcy Law. Pursuant to Bankruptcy Code §§ 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.
     118. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Liquidating Debtors; provided, however, that corporate governance matters relating to the Debtors or Liquidating Debtors, as applicable, not organized under Delaware law shall be governed by the laws of the state of organization of such Debtor or Liquidating Debtor.
     119. Modification of the Plan Prior to Effective Date. Subject to certain restrictions and requirements set forth in § 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, after the Confirmation Date and prior to the Effective Date, the Debtors may, in consultation with the Creditors’ Committee, the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee, (a) amend or modify the Plan one or more times as may be necessary to carry out the purposes and effects of the Plan so long as such amendment(s) do not materially and adversely affect the treatment of any Holder of a Claim or Interest under the Plan and (b) institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or this Confirmation Order. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article IX of the Plan. Entry of the Confirmation Order means that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to § 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019. Entry of the Confirmation Order means that (i) none of the modifications made since the commencement of solicitation, including, without limitation, the agreements to provide the recoveries to the objecting parties as set forth in Paragraphs 131 through 134 of this Confirmation Order, adversely changes the treatment of the claim of any Holder of a Claim or Interest under the Plan., (ii) all such modifications are deemed accepted by all creditors and equity security holders who have previously accepted the Plan, and (iii) adequate notice under the circumstances was provided to any Holder of a Claim or Interest under the plan, all in accordance with Bankruptcy Rule 3019(a). Additionally, none of the modifications to the Plan since the commencement of solicitation, including, without limitation, the agreements to allow certain Claims and to provide the recoveries to the objecting parties set forth in Paragraphs 131 through 134 of this Confirmation Order, causes a material negative impact on the timing, and/or amount of the consideration projected to be distributed to the various classes of creditors as set forth and estimated in the Plan and Disclosure Statement or renders the Plan nonconfirmable pursuant to the Final Cash Collateral Order.
     120. Effect of Conflict Between Plan and Confirmation Order. To the extent of any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall govern and control.
     121. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of the Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to the Effective Date set forth in Article VIII of the Plan.
     122. Final Confirmation Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.
     123. Severability of Plan Provisions. Each term and provision of the Plan, as it may be altered or interpreted, is valid and enforceable pursuant to its terms.
     124. Nonseverable and Mutually Dependent. The provisions of this Confirmation Order are nonseverable and mutually dependent. This Confirmation Order constitutes a judicial determination that each term and provision of the Plan, as it may have been altered, modified or interpreted at the Confirmation Hearing, is valid and enforceable in accordance with its terms.
     125. Recordable Form. This Confirmation Order shall be, and hereby is, declared to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable Governmental Unit for filing and recording purposes without further or additional orders, certifications or other supporting documents. Further, the Bankruptcy Court authorizes the Liquidating Debtors, the Trustee and the Plan Administrator to file a memorandum of this Confirmation Order in any appropriate filing or recording office as evidence of the matters herein contained.
     126. Waiver of Stay. Notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 6006(d), the Debtors and all other parties to transactions contemplated by the Plan shall be authorized to consummate the Plan and the transactions and transfers contemplated thereby immediately after entry of this Confirmation Order.

     127. Amendments to the Plan.
          a. The definition of “Secured and Administrative Claim Shortfall” set forth in Section 1.02(129) shall be replaced with the following:
“Secured and Administrative Claim Shortfall” means any Allowed Priority Amount that must be paid in full under the Plan and is satisfied through monetization of the Opco Equity and Warrants in the event proceeds from other assets of the Liquidating Debtors are insufficient to fully satisfy such claims.
          b. The definition of “Unsecured Distribution Assets” set forth in Section 1.02(137) shall be replaced with the following:
“Unsecured Distribution Assets” means (a) the Initial Cash Balance and (b) the Opco Equity and Warrants.
     128. Resolution of Objection of Harris County and Montgomery County, Texas [Docket No. 1401]. Any Allowed Other Secured Claims of Harris County, et al. and Montgomery County (collectively, the “Texas Taxing Authorities”) that are due and owing as of the Distribution Date shall be paid on, or as soon as reasonably practicable after, the Distribution Date. Any liens securing the Allowed Other Secured Claims of the Texas Taxing Authorities shall retain the same force and effect they have now and shall retain the priority they otherwise hold under state law, until such Allowed Other Secured Claims are paid in full. Any taxes due to the Texas Taxing Authorities for the 2011 tax year shall be paid in the ordinary course, prior to date on which such payment would be delinquent under applicable law.
     129. Resolution of Objection of Light 125 James West LLC. Notwithstanding the definition of Claims Objection Deadline set forth in Section 1.02(32) of the Plan, the Debtors, Liquidating Debtors and Plan Administrator, as applicable, shall have 60 days from the Effective Date to object to any asserted Claims filed by Light 125 James West LLC.
     130. Resolution of Objection of the Internal Revenue Service [Docket No. 1457]. Notwithstanding any provision to the contrary in the Plan, the Order confirming the Plan and any implementing Plan documents, nothing shall: (a) affect the rights, if any, of the Internal Revenue Service

(the “IRS”) and the Debtors to assert setoff and/or recoupment against the Debtors and the IRS, respectively, and such rights are expressly preserved; (b) affect the ability of the IRS to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors’ or the Debtors’ estates; or (c) require the IRS to file a claim for post-petition taxes pursuant to Bankruptcy Code § 503(b)(1)(B), provided, however, the Debtors reserve all rights with respect to such claims, including under § 505(b) of the Bankruptcy Code. To the extent that the priority claims of the IRS (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) are not paid in full in cash on the Effective Date, interest shall accrue on such priority claims at the rate and method set forth in 26 U.S.S. §§ 6621 and 6622. Moreover, Article X(M) of the Plan shall confer jurisdiction, but not exclusive jurisdiction, of the Bankruptcy Court over IRS claims to the extent allowed by applicable law.
     131. Resolution of Objection of Tennenbaum.
     a. Claim Allowance. In full and complete satisfaction of any and all Claims of any kind held by Tennenbaum DIP Opportunity Fund, LLC, Tennenbaum Opportunities Partners V, LP, and Special Value Continuation Partners, LP (collectively, “Tennenbaum”) against the Debtors, TMC and Trico Holdco, including without limitation the guaranty Claims asserted by Tennenbaum against certain of the Debtors, Tennenbaum shall receive (1) a $20 million Allowed unsecured Claim, which shall be allocated 66.67% to Class 5 and 33.33% to Class 6 on the Initial Distribution Date such that the economic equivalent of the entirety of the $20 million Claim shall be treated for Distribution and recovery purposes as if the Claim was a Class 5 Claim under the Plan (the “Tennenbaum Unsecured Claim”); and (2) an Allowed Claim entitled to administrative claim priority pursuant to § 503(b) of the Bankruptcy Code, without the need to file any application or other submission with the Bankruptcy Court or meet any other reasonableness standard, in the amount of $250,000 (the “Tennenbaum Administrative Claim”); provided, however, that Tennenbaum must provide a one-line, summary invoice to the Debtors for the Debtors’ accounting purposes, with a copy to the 8.125% Notes Indenture Trustee and Creditors’ Committee referencing its entitlement to be paid pursuant to the terms of this Confirmation Order prior to the payment of any portion of the Tennenbaum Administrative Claim. The Tennenbaum Administrative Claim shall be payable in full in cash on the Effective Date. Section 5.10 of the Plan shall not apply to the Tennenbaum Unsecured Claim and the Tennenbaum Administrative Claim. The Tennenbaum Unsecured Claim and the Tennenbaum Administrative Claim shall not be subject to any challenge, counterclaim, defense, offset, set-off or reduction.
     b. Exculpation. Notwithstanding anything contained in the Plan or this Confirmation Order to the contrary, the exculpation provisions contained in Section 12.06 of the Plan shall not apply to any right, Claim, cause of action, set off, offset, counterclaim, cross-claim or defense asserted or held by any or all of Tennenbaum DIP Opportunity Fund, LLC, Tennenbaum Opportunities Parties V, LP, and Special Value Continuation Partners, LP (including without limitation any claim or cause of action that is or could be asserted in any complaint filed by Tennenbaum and pending against Richard Bachmann, Geoff Jones, Michael Wallace, Rishi Varma, Brett Cenkus and Gerald Gray) (collectively, the “Tennenbaum Rights”) to the extent the Tennenbaum Rights relate in any way to an action or omission by any Protected Party that occurred prior to the Petition Date.
     c. Waiver of Claims. Tennenbaum, which hereby warrants and represents that it has not assigned or transferred any Claims it may hold against any of the Debtors, TMC or Trico Holdco, for themselves and on behalf of their respective successors and assigns, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtors, TMC and Trico Holdco from any and all existing claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, in law, equity or otherwise, that such party ever had, now has or hereafter can, shall or may have, or otherwise would have been entitled to assert (whether individually or collectively or directly) prior to the Effective Date; provided, however that nothing in this Paragraph 131(c) shall impact or modify any of the Debtors’, TMC’s or Trico Holdco’s obligations under the Plan or this Confirmation Order.

     d. Reservation of Tennenbaum Rights Against Non-Debtor Parties. Except as set forth in the exculpation provision set forth in Section 12.06 of the Plan as modified by Paragraph 131(b) hereof, notwithstanding anything to the contrary contained in the Plan, this Confirmation Order, or any document, motion or order filed or entered in connection with or related to the Plan, or any other motion or order of the Court (including without limitation that certain Motion Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rule 9019 for an Order Authorizing the Debtors to Compromise Certain Intercompany Claims and Equity Interests [Docket No. 581], the Restructuring Support Agreement and term sheets referenced in the 9019 Motion and any order entered in connection with or related to the 9019 Motion) (collectively, the “9019 Documents”) nothing in the Plan, this Confirmation Order or any document, motion or order filed or entered in connection with or related to the Plan shall (i) operate as or constitute a release, waiver, modification or interference of any Tennenbaum Right that Tennenbaum holds or may hold against any party or entity other than the Debtors, TMC and Trico Holdco, all of which Tennenbaum Rights are expressly preserved or (ii) hinder, delay, affect, obfuscate, release, modify, interfere with or otherwise impact in any way Tennenbaum’s ability to fully prosecute or assert the Tennenbaum Rights. Without limiting the foregoing, and for illustrative purposes only: (i) the provisions of Section 12.07 of the Plan that seek or purport to enjoin any action against a person, party or entity other than the Debtors, TMC or Trico Holdco, whether that action (a) renders a Debtor or Liquidating Debtor directly or indirectly liable by way of contribution, indemnity or otherwise, (b) might or actually indirectly result in a judgment, award, decree or order against a Debtor or Liquidating Debtor, (c) creates, perfects or otherwise enforces in any manner indirectly any Lien of any kind against any Debtor or Liquidating Debtor or the Estates on account any Claim for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise, (d) involves the assertion of any right of setoff or subrogation of any kind, directly or indirectly, against any obligation due to any of the Debtors, the Estates, or the Liquidating Debtors, on account of any Claims for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise, (d) involves an action or other proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan, or (e) involves the prosecution, commencement, continuation or any other assertion of any right, Claim or cause of action released pursuant to the Plan; and (ii) except as otherwise set forth herein, Sections 5.07, 12.07, 12.08, 12.09, 12.10 and 12.11 of the Plan shall not impact, release, waive, modify or interfere in any way with any Tennenbaum Rights.
     e. Jurisdiction. Notwithstanding anything contained to the contrary in the Plan (including, without limitation, Article X) or this Confirmation Order (including, without limitation, Paragraph 107), nothing in the Plan or this Confirmation Order shall act to expand or enlarge the Bankruptcy Court’s jurisdiction, if any, over any Tennenbaum Rights or any right, Claim, cause of action, set off, offset, counterclaim, cross-claim or defense asserted against Tennenbaum by any party. Tennenbaum reserves all rights to challenge the Bankruptcy Court’s jurisdiction with respect to any Tennenbaum Rights or any right, Claim, cause of action, set off, offset, counterclaim, cross-claim or defense asserted against Tennenbaum by any party, and all other parties’ rights are reserved to assert this Bankruptcy Court’s jurisdiction over any such matters.
     132. Resolution of Objection of Arrowgrass Master Fund Limited [Docket No. 1402]. Consistent with the Order Approving Debtors’ Motion Pursuant to Bankruptcy Code §§ 105 and 363 and Bankruptcy Rule 9019 for an Order Authorizing the Debtors to Compromise Certain Intercompany Claims and Equity Interests [Docket No. 930], its exhibits and the Disclosure Statement, as part of the global settlement of all the disputes of the parties, Arrowgrass Master Fund Limited (“Arrowgrass”) shall receive an Allowed Claim entitled to administrative priority pursuant to § 503(b) of the Bankruptcy Code, without the need to file any application or other submission with the Bankruptcy Court, in the amount of $500,000 (the “Arrowgrass Administrative Claim”); provided however, that Arrowgrass must provide an invoice to the Debtors, 8.125% Notes Indenture Trustee and Creditors’ Committee prior to the payment of any portion of such Administrative Claim. The Arrowgrass Administrative Claim shall not be subject to any challenge, counterclaim, defense, offset, set-off or reduction. The Arrowgrass Administrative Claim shall be treated in accordance with the terms of the Plan. Section 5.10 of the Plan shall not apply to the

Arrowgrass Administrative Claim. In addition, if Arrowgrass submits a timely application to the Bankruptcy Court for allowance of an additional Claim pursuant to § 503(b) of the Bankruptcy Code and as a Substantial Contribution Claim prior to the Administrative Claims Bar Date pursuant to the procedures set forth in the Plan, the Debtors, the Creditors’ Committee and the Plan Advisory Committee members appointed by the Liquidating Debtors and the Creditors’ Committee agree not to object to such application for any amounts requested up to $150,000. All other parties in interest, including without limitation the Plan Advisory Committee member appointed by the 8.125% Notes Indenture Trustee, reserve all of their respective rights to object to such application on any basis, and the Debtors, the Liquidating Debtors, the Plan Administrator and the Creditors’ Committee each reserve their respective rights to object to any amounts requested in excess of $150,000. In exchange for the foregoing, Arrowgrass agrees and it is hereby ordered that, notwithstanding the Ballots it previously submitted rejecting the Plan, its votes on the Plan shall be deemed to be votes in acceptance of the Plan and all provisions of this Confirmation Order, the Plan and all related documents that apply to creditors who vote to accept the Plan shall also apply to Arrowgrass, including without limitation Paragraph 91 herein.
     133. Opco Reservation. The Debtors and the Liquidating Debtors, as applicable, reserve all of their rights to assert claims and causes of action against DeepOcean Group Holding AS, the Ad Hoc Committee of High Yield Noteholders and any member thereof (the “Opco Parties”), for alleged breaches of the RSA and the Revised Term Sheet (the “Opco Claims”), and nothing contained in the Plan or this Confirmation Order, including the settlements and compromises incorporated therein and notwithstanding the language in Paragraph 23 hereof, shall in any way prejudice or impact the Debtors’ or Liquidating Debtors’ ability to bring or prosecute such claims, preclude any remedies the Debtors or Liquidating Debtors may seek or be permitted to be used by any of the Opco Parties as a defense to the Opco Claims. The Plan Administrator shall have no duties, obligations or authority with respect to the pursuit, defense, settlement or any other aspect of the Opco Claims, which litigation shall be entirely managed and controlled by the Creditors’ Committee representative on the Plan Advisory Committee as set forth in this Paragraph. In addition, the representative appointed by the Creditors’ Committee on the Plan Advisory

Committee shall have the exclusive power and authority to take all actions necessary or appropriate to prosecute, pursue, defend, compromise, settle or otherwise resolve any Opco Claims; provided, however, that the Plan Advisory Committee representative appointed by the Creditors’ Committee must obtain the consent of the Plan Advisory Committee representative appointed by the 8.125% Notes Indenture Trustee on any decision to commence or not commence or to compromise, settle or otherwise resolve the Opco Claims. To the extent reasonably practicable, the Creditors’ Committee representative will inform the other Plan Advisory Committee representatives prior to commencing an action regarding the Opco Claims and will provide such other representatives periodic updates of the status of those proceedings. Any costs incurred in connection with the commencement, prosecution, pursuit, defense, compromise, settlement or resolution of the Opco Claims shall be borne from Distributions that otherwise would have been made to Class 5 and Class 6 as follows: 66.67% from Distributions that otherwise would have been made to the Holders of Class 5 Claims and 33.33% from Distributions that otherwise would have been made to the Holders of Class 6 Claims. Any amounts recovered from the prosecution of the Opco Claims shall be distributed 66.67% to Class 5 and 33.33% to Class 6.
     134. Resolution of Objection of the Office of the United States Trustee. Notwithstanding anything contained in this Confirmation Order or the Plan to the contrary, pursuant to Bankruptcy Code § 1141(d)(3), Confirmation will not discharge the Debtors under Bankruptcy Code § 1141 of any debts. Notwithstanding Article XI and Section 12.10 of the Plan, the releases contained in Section 12.09 of the Plan shall only apply to Holders of Claims and Interests who voted in favor of the Plan.
     135. Kistefos Transaction. The Debtors have not and will not make the determination to consummate the Kistefos Transaction. Accordingly, the Old TMS Equity Interests will not be cancelled on the Effective Date, pending a decision by the Plan Administrator to consummate the Kistefos Transaction. The Plan Administrator shall have 90 days from the Effective Date to consummate the Kistefos Transaction with the advice and consent of the Plan Advisory Committee. Such 90 day period may be extended by the Plan Administrator with the consent of the Plan Advisory Committee. In accordance with Section 3.03(i) of the Plan, the treatment of Class 9 under the Plan shall depend on whether the Kistefos Transaction is consummated. If the Plan Administrator opts not to elect to implement the Kistefos Transaction, with the consent of the Plan Advisory Committee, the Old TMS Equity Interests shall be cancelled.

Dated:	______________, 2011
Wilmington, Delaware

THE HONORABLE BRENDAN L. SHANNON
UNITED STATES BANKRUPTCY JUDGE

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